Exhibit 99.1

Arcus Biosciences Announces Third Quarter 2020 Financial Results and Corporate Updates

-	Commenced 10-year highly strategic partnership with Gilead to deliver next-generation cancer therapies
-	Recently announced collaboration with AstraZeneca for registrational trial, PACIFIC-8, further validates domvanalimab’s therapeutic potential
-	Significant readouts from multiple studies expected in 2021
-	Approximately $785 million of cash and funding into at least 2023

HAYWARD, Calif. – (BUSINESS WIRE) – November 5, 2020 - Arcus Biosciences, Inc. (NYSE:RCUS), an oncology-focused biopharmaceutical company working to create best-in-class cancer therapies, today announced financial results for the third quarter ended September 30, 2020 and provided corporate updates.

“Our progress in 2020 has significantly de-risked the viability of Arcus’s ambitions to become a long-term independent biopharmaceutical company.” said Terry Rosen, Ph.D., CEO.   “With the continued advancement of our four clinical-stage molecules, a landmark all-in collaboration with Gilead, a recently announced collaboration with AstraZeneca and approximately $785 million of cash on our balance sheet, we are well positioned to capitalize on the opportunities afforded by our pipeline. We expect 2021 to be a pivotal year for the company, with meaningful clinical readouts for all four of our clinical-stage molecules that should provide clear evidence of clinical benefit, as well as the start of a registrational trial that is designed to support the potential approval of both zimberelimab monotherapy and domvanalimab in combination with zimberelimab. In 2021, we also expect to further expand our clinical pipeline with IND filings in the second half of the year for our first two small molecules active against cancer cell-intrinsic targets.”

Key Corporate Highlights

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Commenced our 10-year partnership with Gilead to co-develop and co-commercialize next-generation cancer immunotherapies. The partnership was designed to allow Arcus to benefit from Gilead’s significant operational and financial resources while preserving Arcus’s ability to quickly generate and advance molecules into and through early clinical development.  Since the partnership was announced, there has been tremendous collaboration between the two companies, particularly on the domvanalimab clinical program including in the recent execution of our collaboration with AstraZeneca. As part of the agreement, Gilead received immediate rights to co-develop and co-commercialize zimberelimab and an option to exclusively license investigational products from each of Arcus’s other current and future programs over the 10-year collaboration term.  For each program, Arcus’s achievement of a designated development milestone will trigger an option window, and Gilead may exercise its option at any time up until the end of the option window, subject to certain exceptions.

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Announced strategic collaboration with AstraZeneca to conduct PACIFIC-8, a registrational study, to evaluate domvanalimab, Arcus’s novel anti-TIGIT antibody, in combination with Imfinzi® (durvalumab) in Stage III unresectable non-small cell lung cancer (NSCLC). Imfinzi is the only immunotherapy approved for this indication and this trial will evaluate a promising immunotherapy combination that has the potential to further enhance the efficacy and improvement of long-term survival that Imfinzi has already demonstrated in this setting. The study is expected to begin in 2021.

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Presented safety data and preliminary evidence of clinical activity from ARC-4, a Phase 1/1b study of etrumadenant plus carboplatin, pemetrexed and anti-PD-1 therapy in patients with metastatic non-small cell lung cancer, at the European Society for Medical Oncology (ESMO) Virtual Congress 2020 in September:

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Demonstrated a favorable safety profile with early observations of clinical activity seen across multiple clinical settings, including responses in patients with prior immune checkpoint therapy and patients with EGFRmut tumors with recurrent disease.

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Dosing continues in EGFRmut tyrosine kinase inhibitor (TKI)-relapsed and refractory patients, a setting which could provide a potential path for accelerated approval. A control arm of zimberelimab and chemotherapy has also been initiated.

•	Preparations underway for a registrational trial to support the potential approval of both zimberelimab monotherapy and domvanalimab in combination with zimberelimab in a single trial.
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Appointed Jennifer Jarrett as Chief Operating Officer (COO) of the company.  Ms. Jarrett previously served as Arcus’s CFO/COO and was instrumental in the Company’s early success, including having led the company’s IPO, and has maintained a close connection to Arcus’s strategy and operations during the intervening period as an ongoing board member.

Anticipated Corporate Milestones

Fourth Quarter of 2020

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Present preliminary biomarker data from the ARC-3 study evaluating etrumadenant plus mFOLFOX-6 in metastatic colorectal cancer (mCRC) at the Society for Immunotherapy Cancer’s (SITC) Annual Meeting, November 9-14, 2020.

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Present preliminary data from the ARC-2 study evaluating etrumadenant plus pegylated liposomal doxorubicin with or without eganelisib (IPI-549), a PI3K-gamma inhibitor, in gynecological cancers at the 2020 San Antonio Breast Cancer Symposium (SABCS) Annual Meeting, December 8-11, 2020.

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File the IND for AB308, Arcus’s FcR-competent anti-TIGIT antibody. The activity of an FcR-competent antibody may be important for targeting specific cancer types, such as hematological malignancies. Initiation of Phase 1/1b dose escalation study to evaluate AB308 in combination with zimberelimab in hematological malignancies and solid tumors is expected in the first half of 2021.

▪	Initiate ARC-9, a randomized Phase 1b/2 platform study to evaluate etrumadenant in combination with other agents in 2L+ mCRC cohorts.

Full Year 2021

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Preliminary dose-escalation data from ARC-8, our Phase 1/1b study, evaluating AB680 in combination with zimberelimab and gemcitabine/nab-paclitaxel in first-line metastatic pancreatic cancer, are expected to be presented at the ASCO Gastrointestinal (GI) Cancers Symposium, January 15-17, 2021.  This represents the first disclosure of clinical data for our small molecule CD73 inhibitor. Based on the clinical activity observed to date, Arcus will open a randomized dose-expansion portion of this trial which will evaluate AB680 + zimberelimab + gemcitabine/nab-paclitaxel vs. AB680 + gemcitabine/nab-paclitaxel.

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Preliminary data from ARC-7, our randomized, three-arm Phase 2 study evaluating zimberelimab vs. zimberelimab + domvanalimab, vs. zimberlimab + domvanalimab + etrumadenant in first-line patients with PD-L1>50% metastatic NSCLC is expected in the first half of 2021.  The preliminary data are expected to be presented at a subsequent medical conference in 2021.

▪	Preliminary randomized data from the Phase 2 portion of ARC-4, our ongoing trial evaluating etrumadenant + zimberelimab + chemotherapy vs. zimberelimab + chemotherapy in EGFRmut tyrosine kinase inhibitor (TKI)-relapsed and refractory NSCLC, are expected to be presented at a medical conference in 2021.
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Preliminary data from at least one cohort of ARC-6, our Phase 1b/2 platform study in metastatic castrate-resistant prostate cancer across multiple lines of therapy, evaluating etrumadenant-based combinations with zimberelimab in combination with standard of care therapies or with zimberelimab and/or AB680, are expected to be presented at a medical conference in 2021.

▪	IND filings for two small molecule development candidates active against cancer cell-intrinsic targets are planned for the second half of 2021.

Financial Results for the Third Quarter 2020 Ended September 30, 2020

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Cash, cash equivalents and investments were $785.1 million as of September 30, 2020, compared to $188.3 million at December 31, 2019. The increase was primarily due to net proceeds of $326.2 million from the May 2020 public equity offering and $375 million received upon closing of the Gilead agreements, partially offset by cash utilized for our operations. We expect cash, cash equivalents and marketable securities on-hand to be sufficient to fund operations into at least 2023.

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Revenues:  Collaboration and license revenues were $64.5 million for the three months ended September 30, 2020, compared to $1.8 million for the same period in 2019. The increase in revenues was primarily due to revenue recognized under the Gilead Collaboration Agreement for the license to zimberelimab and Gilead’s ongoing rights to access our research and development pipeline. Collaboration and license revenues were $68.0 million for the nine months ended September 30, 2020, compared to $5.3 million for the same period in 2019.

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R&D Expenses: Research and development expenses were $51.8 million for the three months ended September 30, 2020, compared to $17.2 million for the same period in 2019. The increase was primarily due to increases in sublicense and milestone payments of $13.1 million in the 2020 period as compared to no amounts in the 2019 period, increases in manufacturing costs required to supply our clinical studies, increases in employee compensation costs, approximately $2.1 million of which consists of non-cash stock-based compensation, driven by an increase in our headcount, and increases in clinical costs for our ongoing clinical studies. Research and development expenses were $110.6 million for the nine months ended September 30, 2020, compared to $57.8 million for the same period in 2019.

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G&A Expenses: General and administrative expenses were $11.2 million for the three months ended September 30, 2020, compared to $7.8 million for the same period in 2019. The increase in expense was due to increases in employee compensation, approximately $1.2 million of which consists of non-cash stock-based compensation costs, driven by an increase in headcount. Additional increases in legal and accounting expenses resulted from our collaboration agreement with Gilead and our ongoing public company compliance obligations. General and administrative expenses were $29.6 million for the nine months ended September 30, 2020, compared to $18.6 million for the same period in 2019.

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Net Income: Net income was $1.8 million for the three months ended September 30, 2020, compared to a net loss of $22.4 million for the same period in the prior year. The net income as compared to the prior period’s net loss was primarily attributable to the revenue recognized under the Gilead agreements as noted above. Net loss for the nine months ended September 30, 2020 was $71.0 million, compared to $68.1 million for the same period in 2019.

About Arcus Biosciences

Arcus Biosciences is an oncology-focused biopharmaceutical company leveraging its deep cross-disciplinary expertise to create highly differentiated therapies and to develop a broad portfolio of novel combinations addressing significant unmet needs. Arcus currently has four molecules in clinical development: Etrumadenant

(AB928), the first and only dual A2a/A2b adenosine receptor antagonist in the clinic, is being evaluated in multiple Phase 1b/2 studies across different indications, including prostate, colorectal, non-small cell lung, pancreatic and triple-negative breast cancers. AB680, the first small-molecule CD73 inhibitor in the clinic, is in Phase 1 development for first-line treatment of metastatic pancreatic cancer in combination with zimberelimab and gemcitabine/nab-paclitaxel. Domvanalimab (AB154), an anti-TIGIT monoclonal antibody and new potential immuno-oncology backbone therapy, is in a three-arm randomized Phase 2 study for first-line treatment of PD-L1-high metastatic non-small cell lung cancer evaluating zimberelimab monotherapy, domvanalimab with zimberelimab and domvanalimab plus AB928 with zimberelimab. Zimberelimab (AB122), Arcus’s anti-PD-1 monoclonal antibody, is also being evaluated in a Phase 1b study as monotherapy for cancers with no approved anti-PD-1 treatment options, and in various combinations across the portfolio. For more information about Arcus Biosciences, please visit www.arcusbio.com.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical facts contained herein, including, but not limited to, Arcus’s expectations for 2021 as set forth in Dr. Rosen’s quote, anticipated milestones and expectations with respect to future events under the caption “Anticipated Corporate Milestones,” and Arcus’s expectation that cash, cash equivalents and marketable securities on-hand to be sufficient to fund operations into at least 2023 are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  All forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause Arcus’s actual results, performance or achievements to differ significantly from those expressed or implied.  Factors that could cause or contribute to such differences include, but are not limited to: the inherent uncertainty associated with the COVID-19 pandemic, including the duration and/or severity of the outbreak and actions by government authorities to contain or slow the spread of the virus; our dependence on our collaboration with Gilead for the successful development and commercialization of our investigational products; the inherent uncertainty associated with pharmaceutical product development and clinical trials; delays in our clinical trials due to difficulties or delays in the regulatory process, enrolling subjects or manufacturing or supplying product for such clinical trials; the emergence of adverse events or other undesirable side effects; risks associated with preliminary and interim data; and changes in the competitive landscape for our programs.  Risks and uncertainties facing Arcus are described more fully in Arcus’s quarterly report on Form 10-Q for the quarter ended September 30, 2020 filed on November 5, 2020 with the SEC. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this press release. Arcus disclaims any obligation or undertaking to update, supplement or revise any forward-looking statements contained in this press release.

The Arcus name and logo are trademarks of Arcus. All other trademarks belong to their respective owners.

Source: Arcus Biosciences

Arcus Contact :

Katherine Bock

VP Investor Relations & Corporate Strategy

(510) 694-6231

kbock@arcusbio.com

ARCUS BIOSCIENCES, INC.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Collaboration and license revenue	$64,530	$1,750	$68,030	$5,250
Operating expenses:
Research and development	51,801	17,241	110,636	57,795
General and administrative	11,177	7,758	29,617	18,637
Total operating expenses	62,978	24,999	140,253	76,432
Income (loss) from operations	1,552	(23,249)	(72,223)	(71,182)
Non-operating income (expense):
Interest and other income, net	270	1,254	1,218	4,272
Gain on deemed sale from equity method investee	-	-	613	-
Share of loss from equity method investee	-	(357)	(613)	(1,202)
Total non-operating income, net	270	897	1,218	3,070
Net income (loss)	1,822	(22,352)	(71,005)	(68,112)
Other comprehensive income (loss)	(63)	(59)	17	160
Comprehensive income (loss)	$1,759	$(22,411)	$(70,988)	$(67,952)
Net income (loss) per share, basic	$0.03	$(0.51)	$(1.37)	$(1.56)
Weighted-average number of shares used to compute basic net income (loss) per share	62,599,193	43,939,281	51,852,247	43,750,154
Net income (loss) per share, diluted	$0.03	$(0.51)	$(1.37)	$(1.56)
Weighted-average number of shares used to compute diluted net income (loss) per share	65,145,707	43,939,281	51,852,247	43,750,154

Selected Consolidated Balance Sheet Data

(In thousands)

(unaudited)

	September 30,	December 31,
	2020	2019(1)
Cash, cash equivalents and investments in marketable securities	$785,132	$188,270
Total assets	811,075	203,110
Total liabilities	266,658	39,268
Total stockholders’ equity	544,417	163,842

(1) Derived from the audited financial statements for the year ended December 31, 2019, included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 5, 2020.